exhibit h(4)

                            ADMINISTRATION AGREEMENT

     THIS AGREEMENT is made as of this 30th day of June, 2003, by and between TT International U.S.A. Master Trust, a Massachusetts trust (the "Master Trust"), TT International U.S.A. Feeder Trust, a Massachusetts trust (together with the Master Trust, the "Trusts"), and SEI Investments Global Funds Services (the "Administrator"), a Delaware statutory trust.

     WHEREAS, each Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act") , consisting of several series portfolios ("Portfolios"), each of which may consist of one or more classes of shares of beneficial interest ("Shares"); and

     WHEREAS, the Trusts, which together constitute one fund complex, desire the Administrator to provide, and the Administrator is willing to provide, administrative, accounting and other ancillary services to such Portfolios of the Trusts on the terms and conditions hereinafter set forth herein;

     NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Trusts and the Administrator hereby agree as follows:

     ARTICLE 1. Retention of the Administrator. The Trusts hereby retains the Administrator to furnish the Portfolios with accounting, administrative and other ancillary services as set forth in this Agreement, and the Administrator hereby accepts such appointment. The Administrator shall be deemed to be an independent contractor for all purposes herein.

     ARTICLE 2. Administrative and Accounting Services. The Administrator shall perform or supervise the performance by others of the accounting, administrative and other ancillary services set forth in Schedule A hereto. The Administrator shall provide the Trusts with all necessary office space, equipment, personnel, compensation and facilities (including facilities for Shareholders' and Trustees' meetings) for providing such services. The Administrator may sub-contract with third parties to perform certain of the services to be performed by the Administrator hereunder; provided, however, that the Administrator shall remain principally responsible to the Trusts for the acts and omissions of such other entities. In meeting its duties hereunder, the Administrator shall have the general authority to do all acts deemed in the Administrator's good faith belief to be necessary and proper to perform its obligations under this Agreement.

     ARTICLE 3. Allocation of Charges and Expenses.

     (A) The Administrator. The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also pay all compensation, if any, of officers of the Trusts, as well as all Trustees of the Trusts who are affiliated persons of the Administrator or any affiliated corporation of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation of any employee of the Trusts retained by the Trustees of the Trusts to perform services on behalf of the Trusts.

     (B) Fund Expenses. The Trusts assume and shall pay or cause to be paid all other expenses of the Trusts not otherwise allocated in this Agreement, including, without limitation, organizational costs, taxes, expenses for legal and auditing services, compliance services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of pricing services, the costs of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of the Administrator or any affiliated corporation of the Administrator, the costs of Trustees' meetings, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of service providers to the Trusts. The Trusts shall reimburse the Administrator for its reasonable out-of-pocket expenses, including all reasonable charges for SAS 70 audit charges, and reasonable copying, postage, telephone, and fax charges incurred by the Administrator in the performance of its duties.

     ARTICLE 4. Compensation of the Administrator. The Trusts shall pay to the Administrator compensation at the annual rate specified in Schedule B to this Agreement until this Agreement is terminated in accordance with Article 6. Such compensation shall be calculated and accrued daily, and paid to the Administrator monthly. If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Administrator's compensation for the preceding month shall be made promptly.

     ARTICLE 5. Limitation of Liability of the Administrator. The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. (As used in this Article 5, the term "Administrator" shall include Trustees, officers, employees and other agents of the Administrator as well as that entity itself.) Under no circumstances shall the Administrator be liable to the Trusts for consequential, indirect or punitive damages.

     So long as the Administrator, or its agents, acts without willful misfeasance, bad faith or negligence in the performance of its duties, and without reckless disregard of its obligations and duties hereunder, the Trusts assume full responsibility and shall indemnify the Administrator and hold it harmless from and against any and all actions, suits and claims, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of any act or omission of the Administrator in carrying out its duties hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

     If in any case a Trust may be asked to indemnify or hold the Administrator harmless, the Administrator shall promptly advise the applicable Trust of the pertinent facts concerning the situation in question, and the Administrator will use all reasonable care to identify and notify the Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification, but failure to do so shall not affect the rights hereunder.

     The Trust shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory to the Administrator, whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of any suit and retain counsel, the Administrator shall bear the fees and expenses of any additional counsel retained by it. If the Trust does not elect to assume the defense of a suit, it will reimburse the Administrator for the fees and expenses of any counsel retained by the Administrator.

     The Administrator may apply to the Trust at any time for instructions and may consult counsel for the Trust or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Administrator's duties, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

     Also, the Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. Nor shall the Administrator be held to have notice of any change of authority of any officers, employee or agent of the Trusts until receipt of written notice thereof from the Trusts.

     Nothing herein shall make the Administrator liable for the performance or omissions of unaffiliated third parties not under the Administrator's reasonable control such as, by way of example and not limitation, transfer agents, custodians, investment advisers or sub-advisers, postal or delivery services, telecommunications providers and processing and settlement services.

     ARTICLE 6. Duration and Termination of this Agreement. This Agreement shall become effective on the date set forth in Schedule B hereto and shall remain in effect for the full duration of the Initial Term and each Renewal Term, each as set forth in Schedule B, unless terminated in accordance with the provisions of this Article 6. This Agreement may be terminated only: (a) by either the Trusts or the Administrator at the end of the Initial Term or the end of any Renewal Term on 90 days' prior written notice; (b) by either the Trusts or the Administrator on such date as is specified in written notice given by the terminating party, in the event of a material breach of this Agreement by the other party, provided the terminating party has notified the other party of such material breach at least 45 days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date; or (c) as to any Portfolio or the Trusts, effective upon the liquidation of such Portfolio or the Trusts, as the case may be. For purposes of this paragraph, the term "liquidation" shall mean a transaction in which the assets of the Trusts or a Portfolio are sold or otherwise disposed of and proceeds therefrom are distributed in cash to the shareholders in complete liquidation of the interests of such shareholders in the entity.

     ARTICLE 7. Activities of the Administrator. The services of the Administrator rendered to the Trusts are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests.

     ARTICLE 8. Confidentiality. The Administrator agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Trusts and its shareholders received by the Administrator in connection with this Agreement, including any non-public personal information as defined in Regulation S-P, and that it shall not use or disclose any such information except for the purpose of carrying out the terms of this Agreement; provided, however, that the Administrator may disclose such information as required by law or after prior notification to and approval in writing by the Trusts, which approval may not be withheld where the Administrator may be exposed to civil or criminal contempt proceedings or penalties for failure to comply.

     ARTICLE 9. Certain Records. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Trusts shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Trusts and will be made available to or surrendered promptly to the Trusts on request.

     In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Trusts and follow the Trusts' instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Trusts have agreed to indemnify the Administrator against such liability.

     ARTICLE 10. Compliance With Governmental Rules and Regulations. The Administrator undertakes to comply in all respects with applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Administrator hereunder.

     ARTICLE 11. Internet Access. Data and information may be made electronically accessible to the Trusts and the Trusts' adviser and/or sub-adviser through Internet access to one or more links provided by the Administrator ("Web Link"). All rights in Web Link (including text and "look and feel" attributes) are owned by the Administrator. Any commercial use of the content or any other aspect of Web Link requires the written permission of the Administrator. Use of the Web Link by the Trusts or its agents will be subject to any terms of use set forth on the web site. A Web Link and the information (including text, graphics and functionality) in the Web Link is presented "As

Is" and "As Available" without express or implied warranties including, but not limited to, implied warranties of non-infringement, merchantability and fitness for a particular purpose. The Administrator neither warrants that the Web Link will be uninterrupted or error free, nor guarantees the accessibility, reliability, performance, timeliness, sequence, or completeness of information provided on the Web Link.

     ARTICLE 12. Entire Agreement; Amendments. This Agreement and the agreement among the Trusts, the Trusts' adviser and the Administrator, dated as of the date hereof, concerning certain performance standards ("Performance Standards Agreement") relating to the services provided hereunder, as such Performance Standards Agreement may be amended from time to time, constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or proposal with respect to the subject matter hereof. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

     ARTICLE 13. Assignment. This Agreement shall not be assignable by either party without the prior written consent of the other party.

     ARTICLE 14. Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party. No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

     ARTICLE 15. Notice. Any notice required or permitted to be given by either the Trusts or the Administrator to the other shall be deemed sufficient if sent by registered or certified mail, federal express (or substantially similar delivery service), postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Trusts, at One Freedom Valley Drive, Oaks, Pennsylvania, 19456; and if to the Administrator at One Freedom Valley Drive, Oaks, Pennsylvania, 19456.

     ARTICLE 16. Force Majeure. No breach of any obligation of a party to this Agreement will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor dispute; flood; war; riot; theft; earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

     ARTICLE 17. Equipment Failures. In the event of equipment failures beyond the Administrator's control, the Administrator shall take reasonable and prompt steps to minimize service interruptions but shall have no liability with respect thereto. The Administrator shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

     ARTICLE 18. Definitions of Certain Terms. The term "affiliated person," when used in this Agreement, shall have the meaning specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

     ARTICLE 19. Headings. All Article headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the contract requires.

     ARTICLE 20. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

     ARTICLE 21. Limitation of Liability. Notice is hereby given that this Agreement is executed on behalf of the Trustees of the Trusts as trustees and not individually, and that all obligations of this Agreement are not binding upon any of the trustees, officers, agents or shareholders of any of the Portfolios or the Trusts individually, but binding only upon the assets and property of the Portfolios or the Trusts. No Portfolio shall be liable for any claims against any other Portfolio.

     ARTICLE 22. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

     ARTICLE 23. Binding Agreement. This Agreement, and the rights and obligations of the parties hereunder, shall be binding on, and inure to the benefit of, the parties and their respective successors and assigns.

     ARTICLE 24. Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.


TT INTERNATIONAL U.S.A. MASTER TRUST


By:      /s/ S.A. Allison
   ---------------------------------
Name: S. Austin Allison
Title: Secretary


TT INTERNATIONAL U.S.A. FEEDER TRUST


By:      /s/ S. A. Allison
   ---------------------------------
Name: S. Austin Allison
Title: Secretary


SEI INVESTMENTS GLOBAL FUNDS SERVICES


By:      /s/ John Munch
Name: John Munch
Title: Vice President

                                   SCHEDULE A
                        TO THE ADMINISTRATION AGREEMENT
                            DATED AS OF JUNE 30 2003
                                     AMONG
                     TT INTERNATIONAL U.S.A. MASTER TRUST,
                    TT INTERNATIONAL U.S.A. FEEDER TRUST AND
                     SEI INVESTMENTS GLOBAL FUNDS SERVICES


     The Administrator shall provide the following services to the Trusts:

     (a)  Maintain the Trusts' accounting books and records;

     (b) Obtain portfolio security valuations from appropriate sources consistent with the Trusts' pricing and valuation policies, and calculate net asset value of each portfolio and class;

     (c) Compute yields, total return, expense ratios, portfolio turnover rate and average dollar-weighted portfolio maturity, as appropriate;

     (d) Track and validate income and expense accruals, analyze and modify expense accrual changes periodically, and process expense disbursements to vendors and service providers;

     (e) Perform cash processing such as recording paid-in capital activity, perform necessary reconciliations with the transfer agent and the custodian, and provide cash availability data to the adviser, if requested;

     (f) Calculate required ordinary income and capital gains distributions, coordinate estimated cash payments, and perform necessary reconciliations with the transfer agent;

     (g) Provide standardized performance reporting data to the Trusts and their adviser;

     (h) Provide performance, financial and expense information for registration statements and proxies;

     (i) Communicate net asset value, yield, total return or other financial data to appropriate third party reporting agencies, and assist in resolution of errors reported by such third party agencies;

     (j) Prepare the Trusts' financial statements for review by fund management and independent auditors, manage annual and semi-annual report preparation process, prepare Forms N-CSR and 24f-2, provide fund performance data for annual report, coordinate printing and delivery of annual and semi-annual reports to shareholders, and file Form N-CSR, Form 24f-2 and annual/semi-annual reports via EDGAR;

     (k) Monitor each Portfolio's compliance with the requirements of Subchapter M of the Internal Revenue Code with respect to status as a regulated investment company;

     (l) Prepare and file federal and state tax returns for the Trusts, and provide data for year-end 1099's and supplemental tax letters;

     (m) Provide such fund accounting and financial reports in connection with quarterly meetings of the Board of Trustees as are required or as the Board may reasonably request;

     (n) Provide consulting with respect to the ongoing design, development and operations of the Trusts, including new portfolios and share classes and/or load structures and financing, as well as changes to investment objectives and policies for existing portfolios;

     (o) Provide regulatory assistance and secondary compliance support in connection with the Administrator's services to the Portfolios;

     (p) Validate daily portfolio trade activity (equity and foreign exchange) with the Trusts' adviser;

     (q) Record all mandatory corporate actions, validating income, amortization and adjustments and receive and record all voluntary corporate actions;

     (r) Monitor international dividend tax reclaims and manage ageing and collection process with the Trusts' custodian;

     (s) Produce standard reports and deliver such reports to the Trusts' adviser via M@xWorks;

     (t) Distribute daily and monthly data feeds to major third party reporting agencies and provide additional updates as required;

     (u) Provide certain agreed upon reports to the Trusts' adviser in an agreed upon electronic format;

     (v) Provide portfolio benchmark analysis and collection, performance attribution analysis third party data (e.g., Lipper, Morningstar), calendar year-end after tax reporting for all portfolios and make available date to date reporting through M@xworks;

     (w) Provide financial statement timelines, review such timelines with the Trusts' adviser and manage deadlines;

     (x) Upon request, provide certifications required by Sarbanes-Oxley and periodically evaluate disclosure controls and related internal controls through the Administrator's Performance Management Compliance and Oversight Committee.

     (y) Coordinate with the Trusts' adviser to receive portfolio trade date information on trade date for semi-annual and year-end periods;

     (z)  Monitor and comply with new accounting standards issued by the AICPA;

     (aa) Discuss portfolio budgets and material changes to budgets quarterly with the Trusts' adviser;

     (bb) Calculate 12b-1 payments to be made to the Trusts' service providers and provide quarterly 12b-1 summary reports;

     (cc) Provide tax consultation as requested;

     (dd) Conduct and review quarterly IRS diversification tests and calendar year-end distributions for compliance with excise tax requirements;

     (ee) Compute required ordinary income and capital gain distributions and prepare estimated capital gain distributions twice per year (fiscal year-end and excise);

     (ff) Coordinate foreign tax credit notifications to shareholders;

     (gg) Prepare year-end provisions and tax notes;

     (hh) Calculate reallocations of income and notify the Trusts and their transfer agent of any such reallocation

     (ii) Conduct required income qualification tests;

     (jj) Apply for TIN/EINs as necessary;

     (kk) Review portfolio profiles with the Trusts prior to submission to the Trusts' transfer agent;

     (ll) Coordinate the creation, review and approval of special shareholder tax inserts and coordinate the printing and delivery of special shareholder tax inserts to direct shareholders;

     (mm) Provide a copy of special shareholder tax insert to the Trusts' adviser or other interested parties, as required;

     (nn) Conduct secondary (trade date + 2) compliance testing on all Portfolios and provide automated compliance results daily via M@xworks;

     (oo) Maintain and update Portfolio compliance limitation tests;

     (pp) Research potential Portfolio deviations and provide monthly summaries;

     (qq) Monitor weekly watch list for second tier securities;

     (rr) Coordinate monthly tier classification verification with the Trusts' adviser;

     (ss) Monitor regulatory developments and discuss material developments with the Trusts' counsel and adviser;

     (tt) Coordinate with the Trusts' counsel on drafting, review and filings of registration statements and proxies, and coordinate printing and delivery of prospectuses and proxies;

     (uu) Provide consultation to the Trusts and their adviser on regulatory matters relating to the operation of the Trusts, and update the Trusts and their adviser on significant regulatory and legislative developments which may affect the Trusts;

     (vv) Develop or assist legal counsel to the Trusts in the development of polices and procedures relating to the operation of the trust, including standard compliance materials such as fair value policies and procedures and anti-money laundering procedures designed to comply with the USA patriot Act and any other applicable laws and regulations;

     (ww) Coordinate with the Trusts' counsel in the preparation, review and execution of contracts between the Trusts and third parties, such as the trust's investment adviser, transfer agent and custodian, and record-keepers and shareholder service providers;

     (xx) Act as liaison to legal counsel to the Trusts and, where applicable, to legal counsel to the Trusts' independent counsel;

     (yy) Assist the Trusts in handling and responding to routine regulatory examinations with respect to records retained or services provided by the Administrator, and coordinate with the Trusts' legal counsel in responding to any non-routine regulatory matters with respect to such matters;

     (zz) Coordinate the Trusts' board schedule, agenda and production of board meeting materials and attend board meetings, if requested;

    (aaa) Facilitate completion of quarterly board reports, including providing the Trusts' adviser with quarterly checklists concerning affiliated transactions, prepare quarterly compliance violation summaries based on the Administrator's secondary compliance testing and information provided from the Trusts' adviser and update authorized signer lists;

    (bbb) Provide individuals to serve as officers of the Trusts, if requested;

    (ccc) Monitor compliance with state Blue Sky requirements and coordinate required state Blue Sky filings;

    (ddd) Provide the Trusts with access to the Administrator's joint D&O and Fidelity Bond insurance policies;

    (eee) Apply for CUSIPs and NASDAQ ticker symbols when new portfolios are established;

    (fff) Notify applicable Trust vendors of material changes to the Trusts and their policies and procedures.


                              [END OF SCHEDULE A]

                                   SCHEDULE B
                        TO THE ADMINISTRATION AGREEMENT
                           DATED AS OF JUNE 30, 2003
                                     AMONG
                     TT INTERNATIONAL U.S.A. MASTER TRUST,
              TT INTERNATIONAL U.S.A. FEEDER TRUST (THE "TRUSTS")
                                      AND
                     SEI INVESTMENTS GLOBAL FUNDS SERVICES

Portfolios:    This Schedule shall apply with respect to the Trusts and all feeder portfolios (except the LKCM International Fund) of the Trusts, either now existing or in the future created (the
               "Complex"). The following is a listing of the current portfolios of the Complex (collectively, the "Portfolios"):

               TT EAFE Portfolio           TT Active International Mutual Fund
               TT Europe Portfolio         TT Europe Mutual Fund


Fees: Pursuant to Article 4, the Trusts shall pay the Administrator the following fees, at the annual rate set forth below calculated based upon the aggregate average daily net assets of the Complex:

               12.0 basis points           First $250,000,000
               10.0  basis points          Next $250,000,000
               8.0 basis points            Over $500,000,000


               This fee schedule is subject to a minimum annual fee of $281,500 for all Portfolios and classes in existence as of the effective date of this Agreement. The minimum fee shall be increased $77,500 for each new trust created after the effective date of this Agreement and $28,500 for each feeder portfolio created after the effective date of this Agreement. In addition, the minimum fee shall be increased $17,500for each new class added to a portfolio of a Trust after the effective date of this Agreement.

Term: This Agreement shall become effective on October 2, 2003 and shall remain in effect through October 2 2007 ("Initial Term") and, thereafter, for successive terms of one year) each (each a "Renewal Term"), unless and until this Agreement is terminated in accordance with the provisions of Article 6 hereof.

Misc.: The Trusts acknowledge and agree that the Administrator reserves the right to impose a five percent (5%) per annum surcharge on a Portfolio basis against the Portfolios in the event the Trusts have not implemented by the first anniversary of this Agreement an automated trade ticket process with the Administrator to facilitate the orderly and timely processing of Portfolio transactions, valuations and reconciliations.

                              [END OF SCHEDULE B]